UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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First Northern Community Bancorp

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FIRST NORTHERN COMMUNITY BANCORP
195 N. FIRST STREET
DIXON, CA  95620

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held September 14, 2011

August 13, 2011

To our Shareholders

Notice is hereby given of a Special Meeting of Shareholders of First Northern Community Bancorp (the “Company”) which will be held at the First Northern Bank Operations Center, 210 Stratford Avenue, Dixon, California, on September 14, 2011, at 9:00 am for the following purposes:

1.
Approval of a proposal to adopt an amendment to Article 4 of the Company’s Amended Articles of Incorporation (the “Articles”), to authorize the Company to issue up to 22,848 preferred shares which will be sold to the U.S. Treasury under the U.S. Treasury’s Small Business Lending Fund, the proceeds of which sale will be used, in part, to redeem all of the Company’s outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which were issued to the U.S. Treasury as a part of its Capital Purchase Program under the Troubled Asset Relief Program.

2.
Approval of a proposal for the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Article 4 of the Company’s Articles or a quorum is not present at the meeting; and

3.
Approval of any other matter which may properly come before the Special Meeting or any adjournment or postponement thereof.  At this time, the Company’s Board is not aware of any other business to come before the Special Meeting.

Shareholders of record of the Company at the close of business on August 1, 2011, will be entitled to notice of and to vote at the Special Meeting and any adjournment thereof.  Each shareholder is entitled to one vote for each share of common stock held regarding each matter properly brought before the Special Meeting.

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE.  WE URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.  IF YOU DO ATTEND THE SPECIAL MEETING AND ELECT TO VOTE IN PERSON, YOU MAY DO SO.  THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

BY ORDER OF THE BOARD OF DIRECTORS

Gregory DuPratt                                                                                              Louise Walker
Chairman of the Board                                                                                            President and Chief Executive Officer

FIRST NORTHERN COMMUNITY BANCORP
195 North First Street
Dixon, California 95620

NOTICE OF SPECIAL MEETING
OF SHAREHOLDERS
To be held September 14, 2011

August 13, 2011

To our Shareholders:

You are cordially invited to attend a Special Meeting of Shareholders of First Northern Community Bancorp (the “Company”), to be held at the Company’s Operations Center at 210 Stratford Avenue, Dixon, CA, on September 14, 2011 at 9:00 am, local time, for the following purposes:

1.
Approval of a proposal to adopt an amendment to Article 4 of the Company’s Amended Articles of Incorporation (the “Articles”), to authorize the Company to issue up to 22,848 preferred shares which will be sold to the U.S. Treasury under the U.S. Treasury’s Small Business Lending Fund, the proceeds of which sale will be used, in part, to redeem all of the Company’s outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which were issued to the U.S. Treasury as a part of its Capital Purchase Program under the Troubled Asset Relief Program.

2.
Approval of a proposal for the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Article 4 of the Company’s Articles or a quorum is not present at the meeting; and

3.
Approval of any other matter which may properly come before the Special Meeting or any adjournment or postponement thereof.  At this time, the Company’s Board is not aware of any other business to come before the Special Meeting.

Shareholders of record of the Company at the close of business on August 1, 2011, are entitled to notice of and to vote at the Special Meeting and at any adjournment thereof.  Each shareholder is entitled to one vote for each share of common stock held regarding each matter properly brought before the Special Meeting.

Your vote is important, regardless of the number of shares of common stock you own.  Whether or not you plan to attend the Special Meeting in person, it is important that your shares of common stock be represented.  Please sign, date and return your proxy card.  A return envelope, which requires no postage if mailed in the U.S., has been provided for your use.  If you later decide to revoke your proxy for any reason, you may do so in the manner described in the accompanying Proxy Statement.

By Order of the Board of Directors,

Louise Walker
President and Chief Executive Officer

EVERY SHAREHOLDER’S VOTE IS IMPORTANT.  IF YOU ARE UNABLE TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE AND RETURN PROMPTLY THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.  A STAMPED, ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

FIRST NORTHERN COMMUNITY BANCORP
195 North First Street
Dixon, California

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

INTRODUCTION

We are sending this Proxy Statement and the accompanying proxy card to you as a shareholder of First Northern Community Bancorp, a California corporation (the “Company”), in connection with the solicitation of proxies for the Special Meeting of Shareholders (the “Special Meeting”) to be held at the Company’s Operations Center, 210 Stratford Avenue, Dixon, CA, on September 14, 2011, at 9:00 am, local time.  We are soliciting proxies for use at the Special Meeting, or any adjournment thereof.  Only shareholders of record as of the close of business on August 1, 2011, which we refer to as the record date, will be entitled to vote at the Special Meeting.  The proxy solicitation materials for the Special Meeting will be distributed to shareholders of record on or about August 13, 2011.

INFORMATION ABOUT THE SPECIAL MEETING

When is the Special Meeting?

September 14, 2011 at 9:00 a.m., local time.

Where will the Special Meeting be held?

At the Company’s Operations Center, 210 Stratford Avenue, Dixon, CA.

What matters will be voted upon at the Special Meeting?

You will be voting on the following matters:

1.
Approval of a proposal to adopt an amendment to Article 4 of the Company’s Amended Articles of Incorporation (the “Articles”), to authorize the Company to issue up to 22,848 preferred shares which will be sold to the U.S. Treasury under the United States Department of Treasury (“Treasury”) Small Business Lending Fund (“SBLF”), the proceeds of which sale will be used, in part, to redeem all of the Company’s outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which were issued to the U.S. Treasury as a part of its Capital Purchase Program under the Troubled Asset Relief Program (“TARP”).

2.
Approval of a proposal to approve the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to Article 4 of the Company’s Articles.

Why is the Company holding a Special Meeting of Shareholders?

On July 15, 2011, the Company received approval from the Treasury to participate in the Treasury’s SBLF in the amount of $22,847,500.  Participation in the SBLF would involve issuing a newly-authorized series of Company Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “SBLF Shares”) to the Treasury and redeeming all of the Company’s outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A which were issued to the Treasury as a part of its Capital Purchase Program under TARP (the “TARP Shares”).  A summary comparison of the terms of the SBLF Shares and the TARP Shares is set forth below under the caption “Proposal 1 – Summary Comparison of the TARP Shares and the SBLF Shares.”  After redemption of the TARP Shares, the Company would receive approximately $5,457,500 in after-redemption proceeds from the offering before offering related expenses.  The ten-year warrant issued to the Treasury in 2009 in connection with the TARP Shares (the “Warrant”) to purchase up to 352,977 shares of the Company’s common stock at an exercise price of $7.39 per share will remain unless the Company repurchases the warrant.  If we do not repurchase the Warrant, until the Warrant expires, Treasury may sell, exercise or continue to hold the Warrant, in whole or in part.

We believe that participation in the SBLF will provide the Company with an opportunity to replace the TARP Shares with SBLF Shares that we believe present more attractive financial and other terms for the Company and its shareholders.  In addition, SBLF participation will provide the Company an opportunity to raise additional capital in a low-cost manner.  While the Company’s capital position is sound and above the minimum required to be considered well-capitalized under applicable regulatory guidelines, the Board and management believe that it is advisable to take advantage of this opportunity to ensure that the Company remains well-positioned to support its existing operations, including the funding of small business loans, and take advantage of potential growth opportunities in the future.  We also believe that economic uncertainty and turbulence in the local and global markets continue to make it prudent for financial institutions to supplement their capital as protection against future economic difficulties.

Is the SBLF part of TARP?

No, the SBLF is a distinct and separate program from TARP.  The SBLF Shares are part of the SBLF under the Small Business Jobs Act of 2010 rather than the Emergency Economic Stabilization Act of 2008 (“EESA”) (as was the case with TARP) and draws from a source of funding separate than TARP and is administered by a separate organization in the Treasury.  The Small Business Jobs Act of 2010 includes a specific assurance that any institution will not, by virtue of participating in the SBLF, be considered a TARP recipient.  The SBLF encourages lending to small business by providing capital to community banks with under $10 billion in assets.  Any funding received under the SBLF must first be used to pay off TARP funding, including the TARP Shares.

Will the SBLF Participation Change our Business Strategies?

No.  We believe a significant portion of our lending operations already consist of lending to small businesses as contemplated by the SBLF program.

What will happen to the Warrant?

The Warrant to purchase up to 352,977 shares of the Company’s common stock at an exercise price of $7.39 per share will remain outstanding unless the Company repurchases the warrant.  Under Treasury policies, after redeeming the TARP Shares, the Company will have a right of first refusal to repurchase the Warrant at its appraised market value.  The Company does not intend at this time to repurchase the Warrant although it would reconsider if the Warrant could be repurchased on terms that the Company believes are attractive.  Shareholder approval is not being sought and would not be necessary to repurchase the Warrant.  If we do not repurchase the Warrant, until the Warrant expires, Treasury may sell, exercise or continue to hold the Warrant, in whole or in part.

Why are the amendments to Article 4 of the Company’s Articles necessary?

Because we are not currently authorized to issue the SBLF Shares under our Articles, it is necessary for us to amend our Articles to authorize the SBLF Shares in order to participate in the SBLF.  While the shareholders of the Company authorized the TARP Shares in 2009, this authorization was limited to shares issued to the Treasury under the Capital Purchase Program. The SBLF is not a Capital Purchase Program or TARP program, therefore, the Company lacks authorization to participate in the SBLF without an amendment to the Company’s Articles.

While the Company intends to participate in the SBLF if this proposal is approved, there can be no assurance that we will participate in the SBLF and will not be required to do so.  However, the proposed amendments to the Articles will only authorize the SBLF Shares and will not authorize the Company to issue the preferred shares for any other purpose.

Is Participation in the SBLF Program Necessary for the Company to Redeem the TARP Shares?

Under the American Recovery and Reinvestment Act of 2009, the TARP Shares may be redeemed at any time.  All redemptions of the TARP Shares must be at 100% of issue price, plus any accrued and unpaid dividends, and are subject to prior regulatory approval.  At this time, the Company has determined that participation in the SBLF program presents the most attractive and feasible means of redeeming the TARP Shares.

When can the Company Redeem the SBLF Shares and Exit the SBLF Program?

Subject to prior regulatory approval, under the terms of the SBLF program, the Company could exit the program at any time without penalty by redeeming the SBLF Shares and paying all accrued and unpaid dividends.  Partial redemptions of at least 25% of the original funding amount are also permitted at any time without penalty.

The Company is currently exploring various options for the redemption of the SBLF Shares should the Company proceed with this transaction.  In addition to the possibility of future redemption of some or all of the SBLF Shares from our earnings from operations, the Company is considering other capital raising transactions such as a registered rights offering to existing shareholders as a means to redeem all or some of the SBLF Shares.  Any such rights offering, if conducted, would be conducted by the Company pursuant to an effective registration statement filed with the SEC and a prospectus and this statement does not constitute an offer of any such securities for sale.

What is the recommendation of the Company’s Board of Directors?

The Company’s Board of Directors recommends that each shareholder vote “FOR” Proposal 1, the amendment to Article 4 of the Company’s Articles, and “FOR” Proposal 2, to adjourn the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt Proposal 1, or a quorum is not present at the time of the Special Meeting.

What will the consequences be if the proposed amendments to Article 4 of our Articles are not approved?

If the proposed amendments to our Articles are not approved, we will not be able to participate in the SBLF and redeem the TARP Shares through SBLF Funding.  We will miss an opportunity to take advantage of a source of funding that we believe is more attractive than the TARP Funding and miss an opportunity to redeem the TARP Shares.

Who can vote?

You are entitled to vote if you were a record holder of our common stock as of the close of business on August 1, 2011, the record date for the Special Meeting.

Each shareholder is entitled to one vote for each share of common stock held of record on August 1, 2011.  At the close of business on August 1, 2011, there were 9,116,316 shares of our common stock outstanding and entitled to vote.  The common stock is our only class of securities entitled to vote at this Special Meeting.

Regardless of the number of shares you own, it is important that you vote on the proposals.

How do I vote?

Your shares of common stock may be voted by one of the following methods:

•	by submitting the enclosed proxy card; or

•	in person at the meeting.

Voting in Person.  If you attend the Special Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Special Meeting.

If you hold your shares of common stock in “street name” through a broker, a financial institution or another nominee, then that nominee is considered the shareholder of record for voting purposes and should give you instructions for voting your shares of common stock.  As a beneficial owner, you have the right to direct that nominee how to vote the shares of common stock held in your account.  Your nominee may only vote the shares of our common stock that it holds for you in accordance with your instructions.  If you have instructed a broker, a financial institution or another nominee to vote your shares of common stock, the below-described options for revoking your proxy do not apply and instead you must follow the instructions provided by your nominee to change your vote.

If you hold your shares of common stock in “street name” and wish to attend the Special Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other nominee authorizing you to vote on behalf of such nominee.  The account statement or letter must show that you were the direct or indirect beneficial owner of the shares of common stock on August 1, 2011, the record date for voting at the Special Meeting.

Voting by Proxy.

Those shares of common stock represented by properly executed proxy cards that are received by the Secretary of the Company prior to the Special Meeting, and not subsequently revoked, will be voted in accordance with your instructions by your proxy.  If you submit a valid proxy card prior to the Special Meeting, but do not complete the voting instructions, your proxy will vote your shares of common stock as recommended by the Board of Directors, except in the case of broker non-votes where applicable, as follows:

•	“FOR” Proposal 1, the adoption of the amendment to Article 4 of our Articles of Incorporation to authorize the Company to issue the SBLF Shares.

•
“FOR” Proposal 2, the approval of the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Special Meeting to adopt Proposal 1 or a quorum is not present at the time of the Special Meeting.

If you hold your shares in a bank or brokerage account you should be aware that if you fail to instruct your bank or broker how to vote, the bank or broker is not permitted to vote your shares in its discretion on your behalf on non-routine items such as Proposal 1.  This will have the effect of a vote against Proposal 1 but will not have an effect on Proposal 2.

No dissenters’ rights exist for any action proposed to be taken at the Special Meeting.  If any other matters are properly presented for voting at the Special Meeting, the persons named as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their business judgment.

How do I change or revoke my proxy?

Shareholders who submit proxies retain the right to revoke them at any time before they are exercised.  Unless revoked, the shares of common stock represented by such proxies will be voted at the Special Meeting and any adjournment or postponement thereof.  You may revoke your proxy at any time before it is actually exercised at the Special Meeting by giving notice of revocation to the Secretary of the Company in writing.  The last-dated proxy you submit (by any means) will supersede any previously submitted proxy.  If you hold your shares of common stock in “street name” and instructed your broker, financial institution or other nominee to vote your shares of common stock and you would like to revoke or change your vote, then you must follow the instructions of your nominee.

If I vote in advance, can I still attend the Special Meeting?

Yes.  You are encouraged to vote promptly, by returning your signed proxy card by mail, so that your shares of common stock will be represented at the Special Meeting.  However, voting your shares of common stock does not affect your right to attend the Special Meeting or vote your shares of common stock in person.

What constitutes a quorum and how many votes are required for adoption of the proposals?

Under our Bylaws, a quorum is a majority of the shares of common stock outstanding.  Shares of common stock may be present in person or represented by proxy at the Special Meeting.  Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum.  There were 9,116,316 shares of Company common stock outstanding and entitled to vote on August 1, 2011, the record date.  A majority of the outstanding shares of common stock, or 4,558,158 shares of common stock, present in person or represented by proxy, will constitute a quorum.  A quorum must exist to conduct business at the Special Meeting.

If a broker indicates on the form of Proxy that it does not have discretionary authority as to certain shares of common stock to vote on a particular matter, those shares of common stock will be considered as present for the purpose of determining the presence of a quorum but not entitled to vote with respect to that matter.

Votes Required for the Approval of the Proposals.  To approve the three proposals, the following votes are required:

Item	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
Proposal 1 Amendment to Article 4 of the Company’s Articles	Approval of a majority of the outstanding shares of common stock	Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal Broker non-vote will have the same effect as a vote “AGAINST” the proposal
Proposal 2 Adjournment or postponement of the Special Meeting	Approval of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Special Meeting
Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal
Broker non-vote will not count as a vote on the proposal and will not affect the outcome of the vote

Who pays the cost of proxy solicitation?

We will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors.  Although we are soliciting proxies by mailing these proxy materials to our shareholders, our directors, officers and employees also may solicit proxies by further mailing, personal contact, telephone, facsimile or electronic mail without receiving any additional compensation for such solicitations.  Arrangements will also be made with brokerage firms, financial institutions and other nominees who are record holders of shares of common stock for the forwarding of solicitation materials to the beneficial owners of such shares of common stock.  We will reimburse these brokers, financial institutions and nominees for their reasonable out-of-pocket costs in connection therewith.

Who should I call if I have questions concerning this proxy solicitation or the proposals to be considered at the Special Meeting?

If you have any questions concerning the proposals to be considered at the Special Meeting or voting your shares, please call Louise A. Walker, President and Chief Executive Officer or Jeremiah Z. Smith, Executive Vice President and Chief Financial Officer at (707) 678-3041.

PROPOSAL 1

ADOPTION OF AMENDMENT TO ARTICLE 4 OF THE COMPANY’S ARTICLES TO AUTHORIZE THE SBLF SHARES

General

Participation in the SBLF would involve issuing approximately 22,848 SBLF Shares to the Treasury and redeeming all of the Company’s outstanding TARP Shares.  The full text of the proposed amendment to Article 4 of the Articles necessary for this transaction is included with this Proxy Statement as Appendix A.  Under the Company’s existing Articles, the Company has authority to issue 16,000,000 shares of common stock and 18,500 shares of preferred stock.  The Company was only authorized to issue the preferred stock to the Treasury for purposes of participating in the Capital Purchase Program established by the Treasury as a part of TARP.  In 2009 the Company issued 17,390 TARP Shares to the Treasury pursuant to this authorization.  The remaining 1,110 authorized and unissued preferred shares that were not issued will be retired pursuant to the amendment to Article 4 of the Company’s Articles.  Although the TARP Shares would not be available for reissuance after redemption in any case, after redemption, the Board of Directors intends to retire the TARP Shares.

If the shareholders adopt the proposed amendment to Article 4 of the Articles, the Company will be authorized to issue up to 22,848 preferred shares, each without par value for issuance as SBLF Shares.  These preferred shares would be available only for issuance to the Treasury as the SBLF Shares for participation in the SBLF.  Within these limitations, the Board will be authorized to issue the SBLF Shares without further action by the Company’s shareholders.

Reasons for Adoption of the Proposed Amendment

The primary reason for the proposed amendment to Article 4 of the Articles is to enable the Company to participate in the SBLF.  On July 15, 2011, the Company received approval from the Treasury to participate in the Treasury’s SBLF in the amount of $22,847,500.  After redemption of the TARP Shares, the Company would receive approximately $5,457,500 in after-redemption proceeds from the offering before offering related expenses.  The Warrant issued to the Treasury to purchase up to 352,977 shares of the Company’s common stock at an exercise price of $7.39 per share would remain outstanding unless the Company repurchases the warrant.  If we do not repurchase the Warrant, until the Warrant expires, Treasury may sell, exercise or continue to hold the Warrant, in whole or in part.

We believe that participation in the SBLF will provide the Company with an opportunity to replace the TARP Shares with SBLF Shares that we believe present more attractive financial and other terms for the Company and its shareholders.  In addition, SBLF participation will provide the Company an opportunity to raise additional capital in a low-cost manner.  While the Company’s capital position is sound and above the minimum required to be considered well-capitalized under applicable regulatory guidelines, the Board and management believe that it is advisable to take advantage of this opportunity to ensure that the Company remains well-positioned to support its existing operations, including the funding of small business loans, and take advantage of potential growth opportunities in the future.  We also believe that economic uncertainty and turbulence in the local and global markets continue to make it prudent for financial institutions to supplement their capital as protection against future economic difficulties.

The Board believes it is advisable to take advantage of the SBLF to raise additional capital to ensure that the Company and its bank subsidiary, First Northern Bank (the “Bank”), remain well-positioned to support existing operations as well as anticipated future growth.  Treasury’s approval of the Company’s application does not legally bind the Company to participate in the SBLF.  As of the date of this Proxy Statement, however, it is the Company’s intention to participate in the SBLF promptly after approval by our shareholders.

Terms of the SBLF

The foregoing description of the SBLF is based on the public information currently made available by Treasury regarding the SBLF and does not purport to be complete in all respects.

The purpose of the SBLF is to provide capital and incentives to eligible financial institutions to increase small business lending throughout the communities they serve.  The SBLF is a distinct and separate program from TARP.  As such, institutions receiving SBLF investments will not be treated as TARP participants.

Under the SBLF, Treasury will purchase up to $30 billion of senior preferred shares on standardized terms from eligible financial institutions.  In order to be eligible for participation in the SBLF, an institution must have less than $10 billion in assets and may not be on the FDIC’s problem bank list or similar list.  These eligible financial institutions can generally apply to issue senior preferred shares to Treasury in aggregate amounts between 1% and 5% of the institution’s risk-weighted assets as reported in the institution’s most recent call report as of the date the institution submits its SBLF application.

On July 15, 2011, the Company received approval from the Treasury to participate in the SBLF in the amount of $22,847,500, representing 5% of the Company’s total consolidated risk-weighted assets of approximately $456,950,000 as of March 31, 2011.

If the Company participates in the SBLF, Treasury would purchase the SBLF Shares from the Company.  Based upon the $22,847,500 investment, the Company would issue 22,848 SBLF Shares to Treasury.  The SBLF Shares would constitute Tier 1 capital and would rank senior to the Company’s common shares.  As required under the SBLF, the Company would contribute at least 90% of the incremental increase in funding under the SBLF program from that contributed under the TARP program, or at least $4,911,750, to the Bank.

Dividends.  The Company would be required to pay noncumulative dividends on the SBLF Shares quarterly in arrears at a rate that is determined by the level of the Company’s qualified small business lending (“QSBL”).  The dividend rate during the first two years will be, at most, 5% per annum.  With a 10% increase in QSBL, the annual dividend rate will drop to 1%.  Lesser increases in QSBL will cause the rate to drop to between 2% and 4%.  The rate in the tenth quarter after funding will continue to apply until the end of the four and one-half year period after funding.  The annual dividend rate during this period is generally limited to 5%, but could be lower depending on applicable increases in QBSL.  However, if the Company is not able to increase QSBL at all by the end of the eighth quarter after issuance, the annual dividend rate will be increased to 7% commencing with the tenth quarter after issuance and will be further increased to 9% commencing in April 2014.  Regardless of QSBL increases, if the SBLF Shares have not been redeemed after four and one-half years, the annual dividend rate will increase to 9%.

The rate of the dividend that the Company would pay for a given quarter would be based on the extent in which the Company’s QSBL increased during such quarter over a baseline QSBL level equal to the quarterly average of the Company’s QSBL for each of the full four quarters ending June 30, 2010 (the “QSBL Baseline”).  Under the SBLF, QSBL is defined to include the following types of loans:

•	commercial and industrial loans;

•	owner-occupied nonfarm, nonresidential real estate loans;

•	loans to finance agricultural production and other loans to farmers; and

•	loans secured by farmland.

Excluded from these types of loans, and therefore excluded from the calculation of QSBL, are:

•	any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million;

•	loans to borrowers who have (or whose ultimate parent company has) more than $50 million in revenue during the most recent fiscal year ended as of the date of loan origination;

•	the portion of any loans guaranteed by the U.S. Small Business Administration, any other U.S. Government agency or a U.S. Government-sponsored enterprise; and

•	the portion of any loans for which the risk is assumed by a third party (e.g., the portion of loans that have been participated).

The Company’s estimated QSBL Baseline is $230,492,000.

For each of the first nine full calendar quarters after the Company issues the SBLF Shares, the annual dividend rate that it must pay for such quarter will be adjusted depending upon the extent of the Company’s increase in QSBL for the applicable quarter over the QSBL Baseline.  For example, if the Company’s QSBL in a quarter does not increase above the QSBL Baseline, then the annual dividend rate that the Company will be required to pay for such quarter will be 5%.  Whereas, if the Company’s QSBL for a quarter increased by 5% above the QSBL Baseline, then the dividend that the Company would be required to pay for such quarter would be 3%.  The following table of adjustments shows the annual dividend rates that apply with specified QSBL increases over the QSBL Baseline:

	Dividend Rate Following Issuance
Increase in QSBL from QSBL Baseline	First 9 Quarters	Quarter 10 to Year 4.5
Less than 0%	5%	7% -- 9%*
More than 0%, but less than 2.5%	5%	5%
More than 2.5%, but less than 5%	4%	4%
More than 5%, but less than 7.5%	3%	3%
More than 7.5%, but less than 10%	2%	2%
More than 10%	1%	1%

* If the Company is not able to increase QSBL at all by the end of the eighth quarter after issuance, the annual dividend rate will be increased to 7% commencing with the tenth quarter after issuance and will be further increased to 9% commencing in April 2014.

If the Company were to miss any of its quarterly dividend payment obligations on the SBLF Shares, then the Company would be required to provide written notice to Treasury stating the rationale of the Board’s decision for not declaring the dividend, and the Company would be prohibited, for that quarter and for the next three quarters thereafter, from repurchasing and from declaring or paying any dividends on any other outstanding preferred shares or on any outstanding common shares.  After the fourth missed dividend payment, whether or not consecutive, if the Company was not at such time subject to a regulatory determination that it was prohibited from declaring and paying dividends, then the Board would be required to certify, in writing, that the Company used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the Board’s fiduciary obligations. Upon the fifth missed dividend payment whether or not consecutive, Treasury would have the right to appoint a representative to serve as an observer on the Board, and such right would continue until the Company had made full dividend payments for four consecutive quarters thereafter.  At no point, however, will Treasury have any right to appoint voting members to serve on the Board because the Company’s issuance price of the outstanding SBLF Shares would be less than $25 million, which is the threshold under the SBLF that a recipient institution must cross before missed dividend payments can result in Treasury having the right to appoint voting members to the institution’s board of directors.

Common Share Dividends and Repurchases.  Under the SBLF, the Company will now be permitted to declare and pay dividends to, or redeem or repurchase equity securities from, holders of common shares so long as the dollar amount of the Company’s Tier 1 capital after giving effect to such payment, redemption or repurchase would still be at least 90% (excluding any net charge-offs and redemptions to Treasury after the Company issued the SBLF Shares) of the amount of total Tier 1 capital that the Company had when it issued the SBLF Shares (the “Tier 1 Dividend Threshold”).  During the period from the second anniversary of the issuance of the SBLF Shares until the day before the tenth anniversary, for every 1% increase in QSBL that the Company achieves above its QSBL Baseline, the Company’s Tier 1 Dividend Threshold will be decreased by a dollar amount equal to 10% of the amount of the original SBLF investment.

Voting Rights.  The SBLF Shares would be non-voting shares except with respect to:  (a) any authorization or issuance of shares ranking senior to the SBLF Shares; (b) any amendment to the rights of the SBLF Shares; or (c) any merger, exchange, dissolution or similar transaction which would affect the rights of the SBLF Shares.

Redemption.  With prior regulatory approval, the SBLF Shares are redeemable at any time at 100% of their issuance amount ($1,000 per share) plus all accrued but unpaid dividends  Partial redemptions of SBLF Shares will be permitted so long as they are in amounts equal to at least 25% of the number of originally issued SBLF Shares, or approximately 5,712 SBLF Shares.

The Company is currently exploring various options for the redemption of the SBLF Shares should the Company proceed with this transaction.  In addition to the possibility of future redemption of some or all of the SBLF Shares from our earnings from operations, the Company is considering other capital raising transactions such as a registered rights offering to existing shareholders as a means to redeem all or some of the SBLF Shares.  Any such rights offering, if conducted, would be conducted by the Company pursuant to an effective registration statement filed with the SEC and a prospectus and this statement does not constitute an offer of any such securities for sale.

No Transfer Restrictions.  The SBLF Shares would not be subject to transfer restrictions.  Treasury will be permitted to transfer the SBLF Shares to a third-party at any time. The Company may merge or sell all, or substantially all, of its assets (including the SBLF Shares) so long as the rights of the SBLF Shares and the obligations of the Company with respect thereto are assumed by the successor entity and equivalent securities are issued by the successor entity.

No Conversion Rights.  The SBLF Shares are not convertible into shares of any other class or series of stock of the Company.

No Executive Compensation Restrictions.  Treasury has not imposed any executive compensation restrictions on participants in the SBLF.  The SBLF does not impose the executive compensation restrictions of Section 111 of EESA.  Although the Warrant would continue to be outstanding following the TARP Share redemption, the Treasury has stated that the Warrant alone does not impose the TARP executive compensation restrictions.

Under the TARP restrictions, our senior executive officers agreed to modifications of their employment, compensation, bonus, incentive, severance, retention and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements) as they relate to the period in which the TARP Shares are outstanding.

Under the TARP restrictions, the Company is required to recover any bonus, retention award or incentive compensation paid to senior executive officers or to the next 20 most highly-compensated employees if the compensation is based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.  In addition, the Company may not make any golden parachute payment to the senior executive officers or any of the Company’s next five most highly-compensated employees.  A golden parachute payment is defined as any payment for departure from the Company for any reason, except for payments for services performed or benefits accrued.  TARP also prohibits the Company from providing tax gross-ups or other reimbursements for the payment of taxes to any of its senior executive officers and next twenty most highly compensated employees relating to severance payments, perquisites, or any other form of compensation.

Also, the Company is required to maintain a board compensation committee comprised entirely of independent directors for the purpose of reviewing employee compensation plans.  The committee must evaluate employee compensation plans and assess any risks posed to the Company from such plans.  In addition, the Board of Directors was required to establish a company-wide policy regarding excessive or luxury expenditures.  Our Chief Executive Officer and Chief Financial Officer are required to provide a written certification of compliance with the compensation and governance restrictions of TARP.

Under the TARP executive compensation restrictions, our President and Chief Executive Officer is ineligible for bonuses, retention awards and incentive compensation, except for restricted stock that does not fully vest during the period when the TARP Shares remain outstanding and which has a value of not more than one-third of her total annual compensation.

If the Company redeems the TARP Shares, the TARP restrictions on executive compensation will no longer apply.  Future decisions regarding executive compensation matters and corporate governance matters that were governed by the TARP restrictions will be made by the Company’s Board of Directors and the Compensation Committee thereof.

If the Company redeems the TARP Shares, it will no longer be required to include the non-binding advisory vote on executive compensation in its annual meeting proxy statements that is currently required by TARP.  However, under SEC regulations, the Company will be required to submit for shareholder approval a similar “say-on-pay” resolution for shareholder approval commencing in 2013 and will also be required to conduct shareholder advisory votes on golden parachute compensation.

Dividends are Noncumulative.  Dividends on the SBLF Shares are noncumulative.  If the Company does not declare a dividend on the SBLF Shares for any dividend period, Treasury would have no right to receive any dividend for such dividend period, and the Company would have no obligation to pay a dividend for such dividend period, whether or not dividends are declared for any subsequent dividend period with respect to the SBLF Shares.  However, the Company would be required to provide Treasury a written notice executed by the Company’s Chief Executive Officer and the Chief Financial Officer stating the Board of Director’s rationale for not declaring dividends.

In addition, the Company could not repurchase shares or pay dividends on shares that are pari passu or junior to the SBLF Shares (including our common shares) during the quarter of nonpayment and for the following three quarters.  If the Company did not pay SBLF Share dividends for four quarters, and during such time it was not subject to a regulatory determination that prohibited the declaration and payment of dividends, then the Company would be required to certify to Treasury that the Company used its best efforts to declare and pay such quarterly dividends in a manner consistent with safe and sound banking practices and our Board of Director’s fiduciary obligations.  If the Company failed to pay SBLF Share dividends for five quarters, Treasury would have the right, but not the obligation, to appoint a non-voting observer to the Company’s Board of Directors.  This right would expire when full dividends had been paid for four consecutive dividend periods.  Treasury would not have any right to appoint voting members to serve on the Board because the SBLF Share issuance amount would be less than $25 million, the threshold for Treasury’s right to appoint voting members to a company’s board of directors.

Effects on the Rights of Common Shareholders

The Company’s participation in the SBLF may dilute the interests of common shareholders by reducing the amount of net income available to common shareholders.  The dividends paid on the SBLF Shares will be deducted from net income when determining the Company’s earnings per common share.  However, as compared with the TARP Shares, to the extent the dividend paid on the SBLF Shares is less than that of the TARP Shares, exchanging the TARP Shares for the SBLF Shares could have a future net accretive effect on the interests of common shareholders by increasing the amount of net income available to common shareholders under certain circumstances. Please see “Pro Forma effect on the Company’s Financial Statements” below for additional information.

In addition, if the Company participates in the SBLF, the declaration and payment of dividends on, and repurchases of, common shares could be restricted under certain circumstances, as described above under the captions “—Terms of the SBLF—Dividends” and “—Terms of the SBLF—Common Share Dividends and Repurchases.”

Potential Anti-Takeover Effect of Preferred Shares

The purpose of this proposal is to provide us with the ability to participate in the SBLF, not to establish any barriers to a change of control or acquisition of the Company.  However, pursuant to the terms of the SBLF, if we issue SBLF Shares to the Treasury and we fail to pay the required dividends on the SBLF Shares for five dividend periods, the Treasury would have the right to appoint a representative to serve as an observer on the Board, and such right would continue until the Company had made full dividend payments for four consecutive quarters.  While we do not believe that the appointment of an observer on the Company’s Board would in of itself be a significant deterrent to potential acquirer, this could be interpreted as having a potential anti-takeover effect.  This proposal is being recommended in order for us to be able to participate in the SBLF, and is not in response to any specific effort of which we are aware to obtain control of the Company, nor will the Board of Directors have the ability to use the preferred stock to impede a takeover attempt.

Pro Forma Effect on the Company’s Financial Statements

The following table presents two sets of unaudited pro forma condensed financial data for the Company, including selected line items from our balance sheet as of June 30, 2011, and income statement as of December 31, 2010 on an actual basis, and on an adjusted pro forma basis.  Included in the income statement presentation, we provide adjustments to our December 31, 2010 historical data as if the SBLF Share proceeds were received on January 1, 2010 and the TARP Shares were redeemed as of January 1, 2010.  Included in the balance sheet presentation, we provide adjustments to our June 30, 2011 historical data as if the SBLF Share proceeds were received on June 30, 2011 and the TARP Shares were redeemed as of June 30, 2011.  Under both scenarios described below, the pro forma statements assume the issuance of the full amount approved by Treasury under the SBLF as it has the most pronounced effect on the interests of the common shareholders.

Pro Forma No. 1, set forth in the first column of pro forma financial data, presents selected unaudited financial data reflecting the estimated impact of the issuance of $22,847,500 in SBLF Shares to the Treasury which is invested in securities held for investment at a yield similar to the actual year-to-date yield earned on such securities for the year ended December 31, 2010.  Additionally, this pro forma assumes that the Company’s increase in QSBL from the QSBL Baseline was less than 2.5%, which under the terms of the Treasury’s dividend rate schedule results in a 5% dividend rate.  This pro forma also assumes the Company would redeem the TARP Shares using cash and reflects the estimated impact using the yield similar to the actual year-to-date yield earned on overnight funds for the year ended December 31, 2010.  Finally, this pro forma assumes that the Company would need to recognize the remaining discount on the TARP Shares associated with the Warrant as a result of the redemption.  Under this pro forma, the effects of investing in securities at a lower yield than might result from investment in loans and the higher SBLF Share dividend rate on earnings available to common shareholder is dilutive to earnings per common share.

Pro Forma No. 2, set forth in the second column of pro forma financial data, presents selected unaudited financial data reflecting the estimated impact of the issuance of $22,847,500 in SBLF Shares to the Treasury which is invested primarily in loans held for investment at a yield similar to the actual year-to-date yield earned on loans held for investment for the year ended December 31, 2010.  Additionally, this pro forma assumes that the Company’s increase in QSBL from the QSBL Baseline was sufficient to merit the lowest dividend rate of 1% under the terms of the Treasury’s dividend rate schedule.  This pro forma also assumes the Company would redeem the TARP Shares using cash and reflects the estimated impact using the yield similar to the actual year-to-date yield earned on overnight funds for the year ended December 31, 2010.  Finally, this pro forma assumes that the Company would need to recognize the remaining discount on the TARP Shares associated with the Warrant as a result of the redemption.  Under this pro forma scenario, the effects of investing in loans at a higher yield than might result from investment in securities and the lower SBLF Share rate would provide earnings available to common shareholder accretive to earnings per common share.

Whether the Company participates in the SBLF or not, management expects that our capital levels will continue to exceed the minimum capital levels required for a well-capitalized financial institution.

Representatives of the Company’s principal accountants for the current year and most recently completed fiscal year are not expected to be present at the Special Meeting, will not have an opportunity to make a statement and are not expected to be available to respond to questions.

We have provided the pro forma financial data solely for the purpose of providing information that may be useful in evaluating the potential financial impact involved in issuance of preferred stock to the Treasury under the SBLF program.  The pro forma financial data may change materially under either of the scenarios based on the actual proceeds received from issuance of the SBLF Shares, the timing and utilization of the proceeds and other factors not known at this time.  These pro forma financial statements should be read in connection with the financial statements, notes and other information we have incorporated by reference into this Proxy Statement, see “Incorporation of Financial Information” below.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(UNAUDITED)
	Historical	Pro Forma (3)
	June 30, 2011	June 30, 2011
		Pro Forma 1	Pro Forma 2
ASSETS
Cash and due from banks(1)(5)	$132,982	$115,592	$115,592
Securities and other interest earning assets(2)(5)	134,830	157,678	134,830
Loans, net of allowance for loan losses (5)	431,402	431,402	454,250
Other assets	47,782	47,782	47,782
TOTAL ASSETS	$746,996	$752,454	$752,454

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities

Deposits	$650,429	$650,429	$650,429
Borrowings	8,200	8,200	8,200
Other liabilities	6,768	6,768	6,768
TOTAL LIABILITIES	$665,397	$665,397	$665,397

Stockholders' equity
Preferred stock (2)(5)	17,009	22,848	22,848
Common stock	62,953	62,953	62,953
Additional paid in capital	977	977	977
Retained earnings(4)(5)	660	279	279
Accumulated other comprehensive loss	-	-	-
TOTAL STOCKHOLDERS' EQUITY	81,599	87,057	87,057

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$746,996	$752,454	$752,454
Common shares outstanding	9,116,316	9,116,316	9,116,316

(1)	The pro forma financial information reflects the redemption of the TARP Shares from cash totaling of $17,390,000.
(2)
The pro forma financial information reflects the issuance of a maximum of $22,847,500 of preferred stock, in Pro Forma 1, the proceeds of the SBLF Share issuance are assumed to be invested in the securities portfolio.  In Pro Forma 2, the proceeds from the SBLF Share issuance are assumed to be invested in the Company’s loan portfolio.

(3)	The balance sheet data gives effect to the equity proceeds from the issuance of the SBLF Shares and the redemption of the TARP Shares as of the balance sheet date.
(4)	The pro forma financial information reflects the effects on retained earnings of accelerating the remaining discount on the TARP Shares at June 30, 2011.
(5)	Bolded numbers represent significant adjustments as it relates to the SBLF preferred shares.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(AUDITED)
	Historical	Pro Forma(1)
	Period	Period Ended
	ended	December 31, 2010
	December 31, 2010	Pro Forma 1 5% Dividend Payment	Pro Forma 2 1% Dividend Payment
Income statement Data:
Total interest income(2)(5)	$29,927	$30,500	$31,245
Total interest expense	3,606	3,606	3,606
Net interest income	$26,321	$26,894	$27,639
Provision for loan losses	4,914	4,914	4,914
Net interest income after provision for loan losses	21,407	21,980	22,725
Total noninterest income	9,154	9,154	9,154
Total noninterest expense	27,889	27,889	27,889

Income before income tax	2,672	3,245	3,990
Provision for income taxes	7	119	426
Net income	$2,672	$3,126	$3,564
Dividends on preferred shares(3)(5)	870	1,142	228
Accretion of discount on preferred shares(3)(4)(5)	122	568	568
Net income available to common shareholders	$1,673	$1,416	$2,768

Basic income per share	$0.19	$0.16	$0.31
Diluted income per share	$0.19	$0.16	$0.31

Average Basic Shares Outstanding	9,016,990	9,016,990	9,016,990
Average Diluted Shares Outstanding	9,018,573	9,018,573	9,018,573
(1)	The income statement data gives effect to the SBLF Share proceeds at the beginning of the period.
(2)
The pro forma financial information reflects the issuance of a maximum of $22,847,500 of preferred stock, in Pro Forma 1, the initial investment of the SBLF Share proceeds is assumed to be invested in the securities portfolio at an assumed annual rate of 2.70%, which was the annual yield on the Company’s investment portfolio for the year ended December 31, 2010.  In Pro Forma 2, the SBLF Share proceeds are assumed to be invested in the Company’s loan portfolio at an assumed annual rate of 5.96%, which was the annual yield on the Company’s loan portfolio for the year ended December 31, 2010.

(3)	Pro forma information assumes the remaining discount on the issuance of the TARP Shares is accelerated and reflected as a one time reduction in Net income available to common shareholders.
(4)	The issuance costs expected to be incurred are immaterial and therefore, no effect was given in the pro forma.
(5)	Bolded numbers represent significant adjustments as it relates to the SBLF preferred shares.

Summary Comparison of TARP Shares and SBLF Shares

If this proposal is approved and the Company participates in the SBLF, the Company would as a condition to such participation be required to redeem all of the TARP Shares.  A comparison of some of the material terms of the TARP Shares and SBLF Shares is set forth in the following table:

	TARP Shares	SBLF Shares
Issuer:	The Company	The Company
Initial Holder:	U.S. Treasury	U.S. Treasury
Treasury Program	Capital Purchase Program under TARP which was part of EESA	Small Business Lending Fund under the Small Business Jobs Act of 2010
Size:	$17,390,000	$22,847,500
Liquidation Preference:	$1,000 per share	$1,000 per share
Warrant
Ten year Warrant to purchase up to 352,977 shares of the Company’s common stock at an exercise price of $7.39 per share (which Warrant would remain outstanding and could be sold, exercised or held, in whole or in part, by Treasury after the redemption of the TARP Shares)
None
Conversion Rights:	None, but as a part of the funding the Company also issued the Warrant to Treasury.	None
Designation:	Fixed Rate Cumulative Perpetual Preferred Stock, Series A	Senior Non-Cumulative Perpetual Preferred Stock, Series A
Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares
Regulatory Capital Status:	Tier 1	Tier 1
Term:	Perpetual life	Perpetual life
Dividend:	Fixed rate of 5% per annum until March 13, 2014 and thereafter at a rate of 9% per annum. Dividends are cumulative.
Floating rate based on the level of the Company’s level of QSBL.  The initial  annual dividend rate will be 5%, subject to decreases based on QSBL levels, and if QSBL does not increase at all after eight quarters, the annual dividend rate will increase to 7% on the tenth quarter and 9% in April 2014 – see above under the caption “Terms of the SBLF – Dividends.”
Dividends are non-cumulative.

	TARP Shares	SBLF Shares
Redemption:
Under the American Recovery and Reinvestment Act of 2009, the TARP Shares may be redeemed at any time.  All redemptions of the TARP Shares must be at 100% of issue price, plus any accrued and unpaid dividends, and are subject prior regulatory approval.  Partial redemptions are allowed if at least 25% of the original issuance amount.

May be redeemed at any time. All redemptions of the SBLF Shares must be at 100% of issue price, plus any accrued and unpaid dividends for the then current dividend period, and are subject prior regulatory approval.  Partial redemptions are allowed if at least 25% of the original issuance amount.

Common dividends:
The Treasury’s consent is required for any increase in common dividends per share until March 13, 2012 unless prior to such date the TARP Shares are redeemed in whole or the Treasury has transferred all of the TARP Shares to third parties.

The Company may declare and pay dividends on the common stock so long as the Company’s Tier 1 capital would remain above applicable thresholds and full dividends on all outstanding shares of SBLF Shares for the most recently completed dividend period have been or are contemporaneously declared and paid.  See above under the caption “Terms of the SBLF.”

Down streaming of Investment:	N/A	The Company must generally contribute not less than 90% of the amount of the after-redemption proceeds from the offering, to the capital of the Bank.
Repurchases:	The Treasury’s consent is generally required for share repurchases.
The Company may, without the Treasury’s consent, repurchase any shares of capital stock so long as the Company’s Tier 1 capital meets applicable thresholds and the Company is current on SBLF Share dividends.

Voting rights:
The TARP Shares are non-voting, other than class voting rights on any authorization or issuance of shares ranking senior to the TARP Shares, any amendment to the rights of TARP Shares, or any merger, exchange or similar transaction which would adversely affect the rights of the TARP Shares.
If dividends on the TARP Shares are not paid in full for six dividend periods, whether or not consecutive, the TARP Shares will have the right to elect 2 directors to the Company’s Board of Directors until all accrued and unpaid dividends on all outstanding shares of TARP Shares Stock have been declared and paid in full.

The SBLF Shares will be non-voting, other than for consent rights granted to the Treasury with respect to any authorization or issuance of shares ranking senior to the SBLF Shares, any amendment to the rights of the SBLF Shares, and any merger, exchange, dissolution, or similar transaction which would affect the rights of the SBLF Shares.
If dividends on the SBLF Shares are not paid in full for six dividend periods, whether or not consecutive, the SBLF Shares will have the right to elect one non-voting director that is only an observer to the Company’s board of directors.  The right to elect this non-voting director will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	No restrictions on transfer.	No restrictions on transfer.

	TARP Shares	SBLF Shares
Executive Compensation:
Senior executive officers covered by the EESA were required to modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with EESA, and for so long as the Treasury holds any equity or debt securities of the Company, the Company is bound by the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury.
No executive compensation restrictions.

The Board of Directors recommends a vote “FOR” the adoption of the amendment to Article 4 of the Company’s Articles to authorize the Company to issue up to 22,848 SBLF Shares.

PROPOSAL 2

ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING

A proposal will be submitted to shareholders at the Special Meeting to approve the adjournment or postponement of such Meeting, if necessary, to solicit additional proxies in the event (a) there are not sufficient votes at the time of the Special Meeting to adopt Proposal 1, or (b) a quorum is not present at the time of the Special Meeting.  Any adjournment or postponement of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting.  Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

If we decide to participate in the SBLF, pursuant to our discussions with Treasury representatives, we will be required to close the transaction under the SBLF on September 15, 2011.  Therefore, if Proposal 1 is not approved at the Special Meeting, we may be unable to participate in the SBLF, even if this proposal to adjourn or postpone the Special Meeting is approved.  Nevertheless, as we may be able to negotiate an extension to this deadline in order to obtain necessary shareholder approvals, we believe it prudent to seek shareholder approval for this proposal.

Your Board of Directors recommends that you vote “FOR” Proposal 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the Record Date, no person or entity beneficially owned more than five percent (5%) of the outstanding common shares of the Company.

As of the Record Date, the following table sets forth certain information concerning the beneficial ownership of common shares by each director of the Company, by each of the named executive officers of the Company, and by all current executive officers and directors of the Company as a group.

Name of Beneficial Owner	Shares beneficially owned	Shares acquirable within 60 days by exercise of options	Percent of stock
Lori J. Aldrete (1)	24,977	0	*
Frank J. Andrews, Jr. (2)	22,389	0	*
John M. Carbahal (3)	46,211	0	*
Patrick S. Day (4)	12,378	19,251	*
Gregory DuPratt (5)	25,297	0	*
John F. Hamel (6)	95,326	0	1.05%
Diane P. Hamlyn (7)	84,351	0	*
Foy S. McNaughton (8)	58,535	0	*
Richard M. Martinez(9)	24,303	0	*
Owen J. Onsum (10)	223,833	87,797	3.42%
David W. Schulze (11)	271,166	0	2.97%
Jeremiah Z. Smith(12)	4,103	1,737	*
Louise A. Walker (13)	138,150	106,810	2.69%
All directors and executive officers as a group (13 people). (14)	1,031,019	215,595	13.67%
__________________________

*           Less than 1%.
(1)	Includes 18,592 shares held jointly with Ms. Aldrete’s spouse.

(2)	Includes 17,368 shares held separately in an IRA for Mr. Andrews’ spouse.

(3)
Includes 14,023 shares held jointly with Mr. Carbahal’s spouse, 27,794 shares held by the Carbahal & Company Annual Accumulation, an accountancy corporation of which Mr. Carbahal is a principal and shareholder, and 1,917 shares held separately by Mr. Carbahal’s spouse.

(4)	Includes 2 shares held jointly with Mr. Day’s spouse.

(5)	Includes 9,813 shares held separately by Mr. DuPratt’s spouse.

(6)	Includes 76,326 shares held by the R/J Hamel Family Trust, of which Mr. Hamel is a co-trustee and shares voting and investment power with respect to such shares.

(7)
Includes 167 shares held by Ms. Hamlyn as custodian for Catherine S. Lindley, 102 shares held by Ms. Hamlyn as custodian for Stephen A. Lindley, 33,635 shares held separately in the name of Ms. Hamlyn’s spouse, 26,515 shares held jointly with Ms. Hamlyn’s spouse.

(8)	Includes 34,799 shares held by The McNaughton Family Trust of which Mr. McNaughton is a co-trustee and shares voting and investment power with respect to such shares.

(9)	Includes 14,281 shares held in the name of Triad Farms of which Mr. Martinez is a principal and shareholder, and 2,141 shares held separately by Mr. Martinez’s spouse.

(10)
Includes 134,377 shares held jointly with Mr. Onsum’s spouse, 82,866 shares held by the First Northern Bank of Dixon Profit Sharing Plan, of which Mr. Onsum is a trustee and shares voting and investment power with respect to such shares of which beneficial ownership of 77,065 shares is disclaimed by Mr. Onsum.

(11)	Includes 270,660 shares held by The Schulze Family Trust, of which Mr. Schulze is successor co-trustee and has sole voting and investment power with respect to such shares.

(12)	Includes 201 shares held by Mr. Smith as custodian for his children.

(13)
Includes 43,753 shares held jointly with Ms. Walker’s spouse, and 1,744 shares held by Ms. Walker as custodian for her children, 107 shares held by Ms. Walker as custodian for her nephew, and 82,866 shares held by the First Northern Bank of Dixon Profit Sharing Plan, of which Ms. Walker is a trustee and shares voting and investment power with respect to such shares of which beneficial ownership of 80,380 shares is disclaimed by Ms. Walker.

(14)
For purposes of these totals, the 82,866 shares held by the First Northern Bank of Dixon Profit Sharing Plan, which are listed as beneficially owned by each of Mr. Onsum and Ms. Walker, have been double counted.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Under the rules of the SEC, if a shareholder wishes to include a proposal in the Company’s proxy statement and form of proxy for presentation at the 2012 annual meeting of shareholders, the proposal must be received by the Company at its principal executive offices by December 20, 2011.

Under the Company’s bylaws, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.

Nomination of directors must be made by notification in writing delivered or mailed to the President of the Company at the Company’s principal executive offices not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors and must contain certain information about the director nominee.  The Company’s annual meeting of shareholders is generally held in April or May.  If the Company’s 2012 annual meeting of shareholders that is due to be held May 15, 2012, is held on schedule, the Company must receive notice of any nomination no earlier than March 16, 2012, and no later than April 16, 2012.  The Chairman of the meeting may disregard the nomination of any person not made in compliance with the foregoing procedures.

Notice of any business item proposed to be brought before an annual meeting by a shareholder must be received by the Secretary of the Company not less than 70 days or more than 90 days prior to the first anniversary of the preceding year’s annual meeting unless the date of the 2012 annual meeting is advanced by more than 20 days or delayed by more than 70 days in which case notice must be received not more than 90 days and not less than the later of 70 days prior to the meeting or 10 days after the public announcement of the meeting date.  Assuming no such advance or delay, the Company must receive notice of any proposed business item no earlier than February 15, 2012, and no later than March 7, 2012.  If the Company does not receive timely notice, the Company’s bylaws preclude consideration of the business item at the annual meeting.  With respect to notice of a proposed item of business, the bylaws provide that the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and certain information regarding the shareholder giving the notice.

A copy of the Company’s bylaws may be obtained upon written request to the Secretary of the Company at the Company’s principal executive offices.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov

Any person, including any beneficial owner, to whom this Proxy Statement is delivered, may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to:

First Northern Community Bancorp
195 North First Street
Dixon, CA 95620
Telephone: (707) 678-3041
Attention: Investor Relations

INCORPORATION OF FINANCIAL INFORMATION

The following financial statements and other portions of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “Form 10-K”), and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 (the “Form 10-Q”) are incorporated by reference herein:

•	financial statements and supplementary financial information of the Company appearing in Part II, Item 8 to the Form 10-K and in Part I, Item 1 of the Form 10-Q;

•	changes and disagreements with accountants on accounting and financial disclosure, appearing in Part II, Item 9 of the Form 10-K; and

•	management’s discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K and Part I, Item 2 of the Form 10-Q.

See “Where You Can Find More Information” on how to request copies of these documents.

All documents filed with the SEC by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting are incorporated herein by reference.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

FORWARD-LOOKING STATEMENTS

This Proxy Statement includes forward-looking statements, which include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations.  Do not rely unduly on forward-looking statements.  Actual results might differ significantly compared to our forecasts and expectations.  See Part 2, Item 1A. “Risk Factors” and Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q and Part 1, Item 1 “Business,” Part 1, Item 1A. “Risk Factors” and Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-K for factors to be considered when reading any forward-looking statements in this Proxy Statement.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include the words “believe,” “expect,” “target,” “anticipate,” “intend,” “plan,” “seek,” “strive,” “estimate,” “potential,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” or “may.” These forward-looking statements are intended to provide investors with additional information with which they may assess our future potential. All of these forward-looking statements are based on assumptions about an uncertain future and are based on information available to us at the date of these statements. We do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

In this Proxy Statement, for example we make forward-looking statements relating to the following topics:

•	Our business objectives, strategies and initiatives, the growth of our business and our competitive position

•	Our comparison and assessment of the financial and other terms of the TARP Shares and SBLF Shares

•	Our assessment of significant factors and developments that have affected or may affect our results

•	Anticipated contribution of the proceeds of the SBLF Shares to the Bank

•	The pro forma effect of the issuance of the SBLF Shares and redemption of the TARP Shares, including but not limited to the dilutive or accretive effect on existing shareholders

•	Our future actions with respect to the Warrant

•	Legal and regulatory actions, and future legislative and regulatory developments

•	Our intention and ability to participate in SBLF, issue the SBLF Shares and redeem the TARP Shares

•	The effect of the SBLF Shares, including future dividends, QSBL performance and regulatory requirements associated with the SBLF

•	Our intention and ability to eventually redeem the SBLF Shares, including our consideration of a future rights offering

•	The potential anti-takeover effect of the SBLF Shares

•	Our regulatory capital requirements

•	Our estimated QSBL Baseline

•	Our capital position

•	Expected rates of return, yields and projected results

There are numerous risks and uncertainties that could and will cause actual results to differ materially from those discussed in our forward-looking statements.  Many of these factors are beyond our ability to control or predict and could have a material adverse effect on our financial condition and results of operations and business strategies or prospects.

OTHER MATTERS

As of the date of this Proxy Statement, the Board know of no other business to be presented for action by shareholders at the Special Meeting other than as set forth in this Proxy Statement.  However, if any other matter is properly presented in the Special Meeting, or at any adjournment(s) thereof, it is intended that the person named as proxies in the enclosed proxy card may vote the common shares represented by such proxy on such matters in accordance with their best judgment in light of the conditions then prevailing.

YOUR VOTE IS IMPORTANT.  EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SUBMIT YOUR PROXY PROMPTLY.  IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.

By Order of the Board of Directors
Louise Walker
President and Chief Executive Officer

APPENDIX A

Article 4 shall be amended and restated in its entirety as follows:

ARTICLE 4

“The Corporation is authorized to issue two classes of shares to be designated respectively Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”).  The total number of shares of all classes of capital stock that the Corporation is authorized to issue is Sixteen Million, Forty Thousand, Two Hundred and Thirty-Eight (16,040,238) shares.  The total number of shares of Common Stock, without par value, the Corporation shall have authority to issue is Sixteen Million (16,000,000).  The total number of shares of Preferred Stock the Corporation shall have the authority to issue shall be Forty Thousand, Two Hundred and Thirty-Eight (40,238), consisting of Seventeen Thousand, Three Hundred and Ninety (17,390) shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, and Twenty-Two Thousand Eight Hundred and Forty-Eight (22,848) shares of Preferred Stock, without par value per share.  The Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, was issued by the Corporation on March 13, 2009 for purposes of permitting the Corporation to participate in the Capital Purchase Program instituted as part of the United States Department of Treasury’s Troubled Asset Relief Program pursuant to the Emergency Economic Stabilization Act of 2008 and shall not be available for reissuance for any other purpose.  The Board of Directors is hereby authorized from time to time in one or more series or classes to provide by resolution for the issuance of up to Twenty-Two Thousand Eight Hundred and Forty-Eight (22,848) shares of Preferred Stock, no par value per share, to participate in the United States Department of Treasury’s Small Business Lending Fund instituted under the United States Small Business Jobs Act of 2010.  Subject to the foregoing restrictions, and to the extent not prohibited by law, the Board of Directors is authorized: (i) to fix the number of shares of any series or class of Preferred Stock and to determine the designation of any such series or class, (ii) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series or class of Preferred Stock, including but not limited to rights, preferences, privileges, and restrictions regarding dividends, liquidation, conversion, redemption and voting (including provisions specifying more than one vote per share) and, (iii) within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series or class, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series or class subsequent to the issue of shares of that series or class.”

Appendix A

Operations Center Map